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                                                                     Exhibit 1


NEWS RELEASE

LACLEDE GAS
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                                         720 OLIVE STREET, ST. LOUIS, MO 63101

                                         CONTACT: Richard N. Hargraves
                                             (314) 342-0652

FOR IMMEDIATE RELEASE

COURT UPHOLDS LACLEDE GAS COMPANY'S
POSITION ON ITS PRICE STABILIZATION PROGRAM

         ST. LOUIS, MO, November 10, 2003 - The Circuit Court of Cole County, Missouri, has vacated a Missouri Public Service Commission decision relating to Laclede Gas Company's Price Stabilization Program that was in effect during the heating season of 2000-2001.

         Under that program, Laclede Gas had generated gains of nearly $28.5 million, which for the most part were passed through to Laclede's customers with Laclede being entitled to retain $4.9 million. The Commission decided in April 2003 that Laclede should not be allowed to retain its share of these gains.

         The Court ruled on November 5, 2003, that the Commission's decision was unlawful and not supported by competent and substantial evidence on the record. The Court's Order and Judgment becomes final 30 days after the date it was issued, at which time it will be subject to appeal.

         Laclede Gas Company, a regulated subsidiary of The Laclede Group (NYSE: LG) is the largest natural gas distribution utility in Missouri, serving more than 630,000 natural gas customers in the St. Louis area and elsewhere in eastern Missouri.

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